N-SAR Exhibits
Series Trust - Global Growth Portfolio


77-C Submission of matters to a vote of security holders:

A special meeting of shareholders was held on October 29, 1998, at which the following proposals were approved by shareholders by the vote indicated beneath each item:

PROPOSAL 1(a)

TO APPROVE OR DISAPPROVE AN AMENDED
INVESTMENT ADVISORY AND ADMINISTRATION
AGREEMENT BETWEEN MITCHELL HUTCHNS
SERIES TRUST AND MITCHELL HUTCHINS ASSET
MANAGEMENT INC. APPPLICABLE TO THE
PORTFOLIO.

		Shares For
		as a %
	   Shares  	of Total
	   Voted 	Shares  	Shares	Shares
	     For    	Voted	Against	Abstain

PaineWebber Life	787,808.405	  91.59%	37,191.440	35,132.155
American Republic Insurance Co.	305,571.357	  94.15%	11,586.721	 7,399.922
Keyport Benefit National Life	14,064.00	100.00%	 0	0

PROPOSAL 1(b)

To approve or disapprove a new sub-advisory contract between Mitchell Hutchins and Invista Capital
Management, Inc.

		Shares For
		as a %
	   Shares  	of Total
	   Voted 	Shares  	Shares	Shares
	     For    	Voted	Against	Abstain

PaineWebber Life	794,417.915	92.36%	41,286.336	24,427.749
American Republic Insurance Co.	30,228.410	93.12%	13,598.980	8,730.610
Keyport Benefit National Life	 14,064.00	100.00%	0	0









PROPOSAL 2

To approve or disapprove a policy to permit the board of trustees to appoint and terminate sub-advisers, to enter into sub-advisory contracts and to approve amendments to sub-advisory contracts, on behalf of the Portfolio without further shareholder approval.

		Shares For
		as a %
	   Shares  	of Total
	   Voted 	Shares  	Shares	Shares
	     For    	Voted	Against	Abstain

PaineWebber Life	795,794.126	92.52%	41,716.402	22,621.472
American Republic Insurance Co.	286,195.244	88.18%	18,791.908	19,570.847
Keyport Benefit National Life	 14,064.00	100.00%	0	0